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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 AUGUST 5, 2004
                                (Date of Report)



                       MANUFACTURED HOME COMMUNITIES, INC.
             (Exact name of registrant as specified in its Charter)



                                     1-11718
                              (Commission File No.)



               MARYLAND                                      36-3857664
  (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                       Identification No.)


     TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS               60606
       (Address of principal executive offices)               (Zip Code)


                                 (312) 279-1400
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         Manufactured Home Communities, Inc. (NYSE: MHC) announced that it has entered into an agreement with the parent of Thousand Trails, Inc. (Thousand Trails), the largest operator of membership-based campgrounds in the United States. The transaction involves the purchase of approximately 3,000 acres of vacant land and 57 properties offering membership-restricted access to recreational vehicle owners and leisure customers, for a purchase price of $160 million. Under the terms of the agreement, MHC will provide a long-term lease of the real estate (excluding the vacant land) to Thousand Trails, which will continue to operate the properties for the benefit of its approximately 108,000 members nationwide. The properties are located in 16 states (primarily in the western and southern United States) and British Columbia, and contain over 17,000 sites. The lease will generate $16 million in rental income to MHC on an absolute triple net basis, subject to annual escalations. The initial term of the lease is 15 years, with two five-year renewals at the option of the lessee. Upon the completion of required conditions and financing arrangements, the transaction is expected to close in the fourth quarter of 2004.

         According to Thomas Heneghan, CEO and President of MHC, "We are particularly excited about the opportunity to enhance MHC's real estate holdings on the West Coast of the United States as well as adding close to 3,000 acres available for expansion. The lease structure allows MHC to increase its exposure to the RV sector while retaining its desired goal of investing in assets which generate stable and predictable cash flows. The demographics bode well for this business which currently experiences an average member profile of 63 years of age and 14 years as a member. This business has increased its cash EBITDA from approximately $19 million in 2001 to approximately $23 million in the year ended June 30, 2004."

         "We are particularly pleased and excited to be partnering with MHC," said John Malone, CEO and President of Thousand Trails. "Their expertise and resources will provide some unique opportunities as we position Thousand Trails for growth and prosperity. This agreement underscores our confidence in our industry and is further testimony to our employees' dedication to excellence as well as to the loyalty and support of our 108,000 family members."


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         The forward-looking statements contained herein are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; the Company's assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

         Manufactured Home Communities, Inc. owns or has a controlling interest in 209 quality communities in 23 states consisting of 80,028 sites. MHC is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

         Thousand Trails is the largest operator of membership-based campgrounds in the U.S., offering a network of 57 resort campground locations and serving 108,000 members as of June 30, 2004. Through its subsidiaries, the Company also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 197 public campgrounds for the United States Forest Service and other entities. Thousand Trails is owned by an affiliate of Kohlberg & Company, L.L.C., a private merchant banking firm with offices in New York and California.


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SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.








                                       MANUFACTURED HOME COMMUNITIES, INC.




                                       BY: /s/ Michael Berman
                                           --------------------------------
                                            Michael B. Berman
                                            Vice President, Treasurer and
                                              Chief Financial Officer






DATE:  August 5, 2004
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